Exhibit 1.1

ROCKET PHARMACEUTICALS, INC.

COMMON STOCK

AMENDMENT NO. 1 TO SALES AGREEMENT

September 12, 2023

Amendment No.1 to Sales Agreement

Reference is made to the Sales Agreement, dated February 28, 2022 (the “Agreement”), by and between Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Cowen and Company, LLC (“Cowen”). The Company and Cowen (together, the “Parties”) wish to amend the Agreement, pursuant to Section 15 of the Agreement, to decrease the aggregate offering price under the Agreement (this “Amendment”). The Parties therefore hereby agree as follows:

1.         Issuance and Sale of Shares. The first paragraph of Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

‘The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Cowen, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $180,000,000 (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of shares of Common Stock issued and sold under this Agreement shall be the sole responsibility of the Company, and Cowen shall have no obligation in connection with such compliance. The issuance and sale of Common Stock through Cowen will be effected pursuant to the Registration Statement (as defined below) filed by the Company and after such Registration Statement has been declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement (as defined below) to issue the Common Stock.’

2.         Agreement Heading. The reference to “$200,000,000” in the heading of the Agreement shall be removed and replaced with “$180,000,000”.

3.      Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

4.         Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.         Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

[Signature page follows]

If the foregoing correctly sets forth the understanding between the Company and Cowen, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Cowen.

Very truly yours,

COWEN AND COMPANY, LLC

By:	/s/ Michael Murphy
Name:	Michael Murphy
Title:	Managing Director

ACCEPTED as of the date
first-above written:

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Martin Wilson
Name:	Martin Wilson
Title:	General Counsel and Chief Compliance Officer, SVP

[Signature Page to Amendment No. 1 to Sales Agreement]